                                                                      EXHIBIT 12







                               VORNADO REALTY L.P.

       CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDEND
                                  REQUIREMENTS


                                                                    DECEMBER 31,
                                        ----------------------------------------------------------
                                          2000         1999        1998*        1997*       1996*
                                        --------     --------    --------     --------     -------

  EARNINGS:
  Net income applicable to common
    shareholders                        $209,664     $177,427    $131,164     $ 45,474     $61,364
  Minority interest not reflected in
    fixed charges below                    2,305        6,082       1,742           --          --
  Equity in income from certain
    partially owned entities in excess
    of distributions                     (19,757)     (16,391)     (1,258)      (1,325)     (1,108)
  Fixed Charges                          312,021      227,459     152,217       66,397      17,214
                                        --------     --------    --------     --------     -------
  Earnings                              $504,233     $394,577    $283,865     $110,546     $77,470
                                        =========    ========    ========     ========     =======

  FIXED CHARGES:
  Interest and debt expense             $170,273     $141,683    $114,686     $ 42,888     $16,726
  Capitalized interest                    12,269        7,012       1,410           --          --
  Preferred stock dividends               38,690       33,438      21,690       15,549          --
  Preferred unit distributions
    reflected in minority interest        85,706       40,570      12,452        7,293          --
  1/3 of rent expense--interest factor     5,083        4,756       1,979          667         488
                                        --------     --------    --------     --------     -------
  Total Fixed Charges                   $312,021     $227,459    $152,217     $ 66,397     $17,214
                                        ========     ========    ========     ========     =======

  Ratio of Earnings to Fixed Charges        1.62         1.73        1.86         1.66        4.50
                                        ========     ========    ========     ========     =======
  Rent Expense                          $ 15,248     $ 14,268    $  5,937     $  2,001     $ 1,465
                                        ========     ========    ========     ========     =======

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*  Restated to reflect equity in income from certain partially owned entities in excess of distributions and preferred unit distributions.